PRESS RELEASE

AbbVie Reports First-Quarter 2022 Financial Results

•Reports First-Quarter Diluted EPS of $2.51 on a GAAP Basis, an Increase of 26.1 Percent; Adjusted Diluted EPS of $3.16, an Increase of 9.3 Percent; These Results Include an Unfavorable Impact of $0.08 Per Share related to Acquired IPR&D and Milestones Expense 1

•Delivers First-Quarter Net Revenues of $13.538 Billion, an Increase of 4.1 Percent on a Reported Basis and 5.4 Percent Operationally

•First-Quarter Global Net Revenues from the Immunology Portfolio Were $6.141 Billion, an Increase of 6.9 Percent on a Reported Basis, or 8.1 Percent on an Operational Basis; U.S. Humira Net Revenues Were $3.993 Billion, an Increase of 2.2 Percent; Internationally, Humira Net Revenues Were $743 Million, a Decrease of 22.6 Percent on a Reported Basis, or 17.9 Percent on an Operational Basis, Due to Biosimilar Competition; Global Skyrizi Net Revenues Were $940 Million; Global Rinvoq Net Revenues Were $465 Million

•First-Quarter Global Net Revenues from the Hematologic Oncology Portfolio Were $1.646 Billion, a Decrease of 1.6 Percent on a Reported Basis, or 0.6 Percent on an Operational Basis; Global Imbruvica Net Revenues Were $1.173 Billion, a Decrease of 7.4 Percent, with U.S. Net Revenues of $874 Million and International Profit Sharing of $299 Million; Global Venclexta Net Revenues Were $473 Million

•First-Quarter Global Net Revenues from the Neuroscience Portfolio Were $1.488 Billion, an Increase of 19.2 Percent on a Reported Basis, or 20.4 Percent on an Operational Basis; Global Botox Therapeutic Net Revenues Were $614 Million; Vraylar Net Revenues Were $427 Million

•First-Quarter Global Net Revenues from the Aesthetics Portfolio Were $1.374 Billion, an Increase of 20.5 Percent on a Reported Basis, or 22.5 Percent on an Operational Basis; Global Botox Cosmetic Net Revenues Were $641 Million; Global Juvederm Net Revenues Were $410 Million

•Updates 2022 Adjusted Diluted EPS Guidance Range from $14.00 - $14.20 to $13.92 - $14.12, which Includes an Unfavorable Impact of $0.08 Per Share Related to Acquired IPR&D and Milestones Expense Incurred During the First Quarter 2022

NORTH CHICAGO, Ill., April 29, 2022 – AbbVie (NYSE:ABBV) announced financial results for the first quarter ended March 31, 2022.

"This year is off to a strong start. Our first quarter results highlight the diversity of our portfolio and include compelling performance from key growth drivers Skyrizi, Rinvoq, Aesthetics and Neuroscience,” said Richard A. Gonzalez, chairman and chief executive officer, AbbVie. “Our momentum combined with ramping contributions from new products and new indications will drive accelerating revenue and EPS growth through the rest of the year."

Note: "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates. [1] Beginning in the first quarter 2022, AbbVie includes the impact of upfront and milestone payments related to collaborations, licensing agreements and other asset acquisitions in its reported non-GAAP financial measures.	1

First-Quarter Results

•Worldwide net revenues were $13.538 billion, an increase of 4.1 percent on a GAAP basis, or 5.4 percent on an operational basis.

•Global net revenues from the immunology portfolio were $6.141 billion, an increase of 6.9 percent on a reported basis, or 8.1 percent on an operational basis.
◦Global Humira net revenues of $4.736 billion decreased 2.7 percent on a reported basis, or 1.8 percent on an operational basis. U.S. Humira net revenues were $3.993 billion, an increase of 2.2 percent. Internationally, Humira net revenues were $743 million, a decrease of 22.6 percent on a reported basis, or 17.9 percent on an operational basis, due to biosimilar competition.
◦Global Skyrizi net revenues were $940 million, an increase of 63.7 percent on a reported basis, or 65.6 percent on an operational basis.
◦Global Rinvoq net revenues were $465 million, an increase of 53.6 percent on a reported basis, or 57.3 percent on an operational basis.

•Global net revenues from the hematologic oncology portfolio were $1.646 billion, a decrease of 1.6 percent on a reported basis, or 0.6 percent on an operational basis.
◦Global Imbruvica net revenues were $1.173 billion, a decrease of 7.4 percent, with U.S. net revenues of $874 million and international profit sharing of $299 million.
◦Global Venclexta net revenues were $473 million, an increase of 16.9 percent on a reported basis, or 21.1 percent on an operational basis.

•Global net revenues from the neuroscience portfolio were $1.488 billion, an increase of 19.2 percent on a reported basis, or 20.4 percent on an operational basis.
◦Global Botox Therapeutic net revenues were $614 million, an increase of 15.4 percent on a reported basis, or 16.6 percent on an operational basis.
◦Vraylar net revenues were $427 million, an increase of 23.4 percent.
◦Global Ubrelvy net revenues were $138 million.

•Global net revenues from the aesthetics portfolio were $1.374 billion, an increase of 20.5 percent on a reported basis, or 22.5 percent on an operational basis.
◦Global Botox Cosmetic net revenues were $641 million, an increase of 34.4 percent on a reported basis, or 36.6 percent on an operational basis.
◦Global Juvederm net revenues were $410 million, an increase of 27.5 percent on a reported basis, or 30.9 percent on an operational basis.

•On a GAAP basis, the gross margin ratio in the first quarter was 70.1 percent. The adjusted gross margin ratio was 84.5 percent.

•On a GAAP basis, selling, general and administrative expense was 23.1 percent of net revenues. The adjusted SG&A expense was 21.1 percent of net revenues.

•On a GAAP basis, research and development expense was 11.1 percent of net revenues. The adjusted R&D expense was 10.9 percent of net revenues.

•Acquired IPR&D and milestones expense was 1.1 percent of net revenues.

•On a GAAP basis, the operating margin in the first quarter was 34.8 percent. The adjusted operating margin was 51.4 percent, which includes an unfavorable 110 basis point impact from acquired IPR&D and milestones expense.

•Net interest expense was $539 million.

•On a GAAP basis, the tax rate in the quarter was 8.8 percent. The adjusted tax rate was 12.1 percent.

•Diluted EPS in the first quarter was $2.51 on a GAAP basis. Adjusted diluted EPS, excluding specified items, was $3.16. These results include an unfavorable impact of $0.08 per share related to acquired IPR&D and milestones expense.

Note: "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.	2

Recent Events

•AbbVie announced that the U.S. Food and Drug Administration (FDA) approved Rinvoq (upadacitinib, 45 mg (induction dose) and 15 mg and 30 mg (maintenance dose)) for the treatment of adults with moderately to severely active ulcerative colitis (UC) who have had an inadequate response or intolerance to one or more tumor necrosis factor (TNF) blockers. The approval is supported by data from two Phase 3 induction studies and one maintenance study. In these studies, significantly more patients treated with Rinvoq achieved the primary and all secondary endpoints compared to placebo. The safety of Rinvoq, including the 45 mg dose as induction therapy, in these studies was generally consistent with the known safety profile of Rinvoq, with no new important safety risks observed. This approval marks the first indication for Rinvoq in gastroenterology and represents Rinvoq’s fourth FDA approved indication.

•AbbVie announced positive top-line results from the Phase 3 induction study U-EXCEL, which showed Rinvoq (45 mg, once daily) achieved both primary endpoints of clinical remission and endoscopic response, compared to placebo at week 12, as well as most key secondary endpoints in patients with moderate to severe Crohn’s disease (CD). The safety results in this study were consistent with the known profile of Rinvoq, with no new safety risks observed. U-EXCEL is the second of two Phase 3 induction studies to evaluate the safety and efficacy of Rinvoq in adults with moderate to severe CD and full results will be presented at upcoming medical conferences and published in a peer-reviewed journal. Positive top-line results from the Phase 3 portion of the first induction study, U-EXCEED, were announced in December 2021 and the maintenance study for both clinical trials is ongoing.

•AbbVie announced that the FDA extended the review period for Skyrizi (risankizumab) for the treatment of moderate to severe CD by three months to review additional data submitted by AbbVie, including information about the on-body injector. Currently approved indications for Skyrizi were not affected by this extension. Skyrizi is a collaboration between Boehringer Ingelheim and AbbVie, with AbbVie leading development and commercialization globally.

•AbbVie announced that it resolved all U.S. Humira (adalimumab) litigation with Alvotech. Under the terms of the resolution, AbbVie will grant Alvotech a non-exclusive license to its Humira-related patents in the U.S., which will begin on July 1, 2023. AbbVie will make no payments of any form to Alvotech, and Alvotech will pay royalties to AbbVie for licensing its Humira patents and acknowledges the validity and enforceability of the licensed patents. The resolution included dismissal of the patent and trade secret litigation between AbbVie and Alvotech.

•At the Congress of European Crohn’s and Colitis Organization (ECCO), AbbVie shared 26 abstracts, including 16 oral and digital oral presentations, that reinforced AbbVie’s commitment to research that helps advance standards of care for inflammatory bowel disease (IBD) patients. Highlights included new post-hoc analyses from the pivotal Phase 3 Skyrizi program in CD as well as results from a post-hoc analysis of Phase 3 Rinvoq pivotal trials evaluating UC symptoms.

•At the American Academy of Dermatology (AAD) Annual Meeting, AbbVie and Allergan Aesthetics presented new research that demonstrated their shared commitment to advancing science across a spectrum of dermatologic conditions and aesthetic indications. The research included new data on the efficacy, durability and safety of Rinvoq and Skyrizi as well as data from across the Allergan Aesthetics portfolio.

•AbbVie and Genmab announced topline results from the first cohort of the EPCORE NHL-1 phase 1/2 clinical trial evaluating epcoritamab (DuoBody-CD3xCD20) in patients with relapsed/refractory large B-cell lymphoma (LBCL) who received at least two prior lines of systemic therapy. Results from this cohort demonstrated a confirmed overall response rate (ORR) of 63.1 percent with a 12-month median duration of response. Based on the topline results, the companies will engage global regulatory authorities and data from the clinical trial will be presented at a future medical meeting. Epcoritamab is being co-developed by AbbVie and Genmab.

Recent Events (Continued)

•At the American Association of Cancer Research (AACR) Annual Meeting, AbbVie presented positive results from a Phase 2 trial evaluating navitoclax in combination with ruxolitinib in patients with myelofibrosis that previously had a suboptimal response or disease progression with ruxolitinib monotherapy. The study evaluated 34 patients and median overall survival was not reached for patients who had a ≥ 1 grade improvement in bone marrow fibrosis (BMF) or ≥ 20% variant allele frequency (VAF) reduction. Additionally, at the time of analysis with > 2 year follow up, the survival estimate was 100% in patients who had improvements in BMF or VAF.

•AbbVie announced that it submitted a supplemental New Drug Application (sNDA) to the FDA for Vraylar (cariprazine) for the adjunctive treatment of major depressive disorder (MDD). The submission is based on clinical trial results that showed clinically and statistically significant improvement in the Montgomery-Asberg Depression Rating Scale (MADRS) total score in patients with MDD treated with Vraylar and an antidepressant. If approved, this milestone will be the fourth indication for Vraylar joining approvals for the treatment of adults with schizophrenia, the acute treatment of manic or mixed episodes associated with bipolar I disorder and the treatment of depressive episodes associated with bipolar I disorder. Vraylar is being co-developed by AbbVie and Gedeon Richter Plc.

•AbbVie announced that the Phase 3 PROGRESS trial evaluating Qulipta (atogepant), an oral calcitonin gene-related peptide (CGRP) receptor antagonist (gepant) for the preventive treatment of chronic migraine in adults, met its primary endpoint of statistically significant reduction from baseline in mean monthly migraine days compared to placebo, for both the 60 mg once daily (QD) and 30 mg twice daily (BID) doses, across the 12-week treatment period. The study also demonstrated statistically significant improvement in all secondary endpoints and the overall safety profile of Qulipta was consistent with safety findings observed in previous studies with an episodic migraine population. Data from this study will support a submission to expand the use of Qulipta to include preventive treatment of chronic migraine in the U.S. and additional submissions globally.

•At the American Academy of Neurology (AAN) Annual Meeting, AbbVie shared 30 abstracts demonstrating the breadth of its neuroscience portfolio. The abstracts highlighted AbbVie’s continued migraine treatment research across the spectrum of the disease, AbbVie’s commitment to patients with advanced Parkinson’s disease and new studies in spasticity and cervical dystonia.

•AbbVie and Gedeon Richter Plc. (Richter) announced a new co-development and license agreement to research, develop and commercialize novel dopamine receptor modulators for the potential treatment of neuropsychiatric diseases. The collaboration is based on the results of preclinical research carried out by Richter and includes several new chemical entities selected for development. AbbVie and Richter have collaborated for 15 years on Central Nervous System (CNS) projects, including globally launched products such as Vraylar.

•AbbVie announced the successful completion of its acquisition of Syndesi Therapeutics SA. The acquisition gives AbbVie access to Syndesi's portfolio of novel modulators of the synaptic vesicle protein 2A (SV2A), including its lead molecule SDI-118, which is currently being evaluated for the potential treatment of cognitive impairment and other symptoms associated with a range of neuropsychiatric and neurodegenerative disorders, such as Alzheimer's disease and MDD.

•Allergan Aesthetics announced that the FDA approved Juvederm Volbella XC for improvement of infraorbital (undereye) hollows in adults over the age of 21. With this approval, Juvederm Volbella XC became the first and only dermal filler to receive FDA approval for the improvement of infraorbital hollows.

•At the Aesthetic and Anti-aging Medicine World Congress (AMWC), Allergan Aesthetics presented research that demonstrated its commitment to the future of aesthetics with a forward-facing trends report. The meeting also marked Allergan Aesthetics’ entry into the emerging category of Hybrid Injectables with the launch of HArmonyCa with lidocaine across Europe. The dual-effect Hybrid Injectable contains two active ingredients, hyaluronic acid, a well-known ingredient found in facial fillers, and calcium hydroxyapatite (CaHA), which is known to help stimulate collagen production.

Recent Events (Continued)

•AbbVie announced positive results from the Phase 3 VIRGO trial evaluating the safety and efficacy of investigational twice-daily administration of Vuity (pilocarpine HCl ophthalmic solution) 1.25% in adults with age-related blurry near vision (presbyopia). Additional details of this trial will be presented at future medical congresses and will serve as the basis for a sNDA submission for an optional twice-daily administration to the FDA in the second quarter of 2022. Approved by the FDA in October 2021 for once-daily use, Vuity is the first and only eye drop to treat age-related blurry near vision in adults.

•At the American Glaucoma Society (AGS) Annual Meeting and the American Society of Cataract and Refractive Surgery (ASCRS) Annual Meeting, AbbVie presented data from its leading portfolio of eye care treatments. Highlights included updated analyses that help further scientific understanding of Durysta (bimatoprost intracameral implant), a first-of-its-kind biodegradable implant to lower eye pressure for glaucoma patients; new data on the Xen Gel Stent, a surgical implant designed to lower high eye pressure approved for refractory glaucoma patients; and new data on Vuity 1.25%.

•AbbVie and Scripps Research, an independent, non-profit biomedical research and drug discovery institute, announced a global collaboration to develop potential novel, direct-acting antiviral treatments for COVID-19.

Full-Year 2022 Outlook
AbbVie is updating its adjusted diluted EPS guidance range for the full-year 2022 from $14.00 - $14.20 to $13.92 - $14.12 which includes an unfavorable impact of $0.08 per share related to acquired IPR&D and milestones expense incurred during the first quarter 2022. The company's 2022 adjusted diluted EPS guidance excludes any impact from acquired IPR&D and milestones that may be incurred beyond the first quarter of 2022, as both cannot be reliably forecasted.

About AbbVie

AbbVie's mission is to discover and deliver innovative medicines that solve serious health issues today and address the medical challenges of tomorrow. We strive to have a remarkable impact on people's lives across several key therapeutic areas: immunology, oncology, neuroscience, eye care, virology and gastroenterology, in addition to products and services across our Allergan Aesthetics portfolio. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on Twitter, Facebook or LinkedIn.

Conference Call

AbbVie will host an investor conference call today at 8:00 a.m. Central time to discuss our first-quarter performance. The call will be webcast through AbbVie’s Investor Relations website at investors.abbvie.com. An archived edition of the call will be available after 11:00 a.m. Central time.

Non-GAAP Financial Results

Financial results for 2022 and 2021 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with GAAP and include all revenue and expenses recognized during the period. Non-GAAP results adjust for certain non-cash items and for factors that are unusual or unpredictable, and exclude those costs, expenses, and other specified items presented in the reconciliation tables later in this release. Beginning in the first quarter of 2022, the company includes the impact of upfront and milestone payments related to collaborations, licensing agreements, and other asset acquisitions in its reported non-GAAP financial measures. Prior periods have been revised to conform to the current period presentation. AbbVie’s management believes non-GAAP financial measures provide useful information to investors regarding AbbVie’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP.

Forward-Looking Statements

Some statements in this news release are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "project" and similar expressions, among others, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the failure to realize the expected benefits of AbbVie’s acquisition of Allergan or to promptly and effectively integrate Allergan’s business, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie's operations is set forth in Item 1A, "Risk Factors," of AbbVie's 2021 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission, as updated by its Quarterly Reports on Form 10-Q and in other documents that AbbVie subsequently files with the Securities and Exchange Commission that update, supplement or supersede such information. AbbVie undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Media:	Investors:
Frank Benenati	Liz Shea
(224) 688-4169	(847) 935-2211

Todd Bosse
(847) 936-1182

Jeffrey Byrne
(847) 938-2923

AbbVie Inc.
Key Product Revenues
Quarter Ended March 31, 2022
(Unaudited)

				% Change vs. 1Q21
	Net Revenues (in millions)			Reported			Operational[a]
	U.S.	Int’l.	Total	U.S.	Int’l.	Total	Int’l.	Total
NET REVENUES	$10,348	$3,190	$13,538	6.1%	(2.1)%	4.1%	3.2%	5.4%

Immunology	5,085	1,056	6,141	9.7	(4.9)	6.9	1.1	8.1
Humira	3,993	743	4,736	2.2	(22.6)	(2.7)	(17.9)	(1.8)
Skyrizi	781	159	940	62.3	71.2	63.7	82.9	65.6
Rinvoq	311	154	465	26.8	>100.0	53.6	>100.0	57.3

Hematologic Oncology	1,102	544	1,646	(9.8)	20.9	(1.6)	24.7	(0.6)
Imbruvica[b]	874	299	1,173	(12.4)	11.0	(7.4)	11.0	(7.4)
Venclexta	228	245	473	1.7	35.8	16.9	45.2	21.1

Aesthetics	846	528	1,374	16.3	27.9	20.5	33.5	22.5
Botox Cosmetic	413	228	641	35.5	32.5	34.4	38.6	36.6
Juvederm Collection	148	262	410	20.1	32.2	27.5	37.7	30.9
Other Aesthetics	285	38	323	(4.9)	(9.9)	(5.5)	(6.2)	(5.0)

Neuroscience	1,273	215	1,488	22.7	2.0	19.2	8.8	20.4
Botox Therapeutic	500	114	614	16.5	10.7	15.4	17.1	16.6
Vraylar	427	—	427	23.4	n/a	23.4	n/a	23.4
Duodopa	24	97	121	(5.6)	(6.9)	(6.7)	0.5	(0.8)
Ubrelvy	138	—	138	70.0	n/a	70.0	n/a	70.0
Qulipta	11	—	11	n/m	n/a	n/m	n/a	n/m
Other Neuroscience	173	4	177	11.0	11.4	11.0	12.2	11.0

Eye Care	496	275	771	(6.3)	(4.2)	(5.6)	3.7	(2.8)
Lumigan/Ganfort	67	73	140	1.5	(5.7)	(2.4)	0.7	1.0
Alphagan/Combigan	70	37	107	(11.5)	(3.9)	(9.0)	5.5	(6.0)
Restasis	235	11	246	(11.9)	(18.1)	(12.2)	1.9	(11.3)
Other Eye Care	124	154	278	5.5	(2.4)	0.9	4.8	5.1

Other Key Products	689	218	907	4.3	(13.4)	(0.6)	(6.7)	1.2
Mavyret	169	211	380	(1.0)	(13.9)	(8.6)	(7.2)	(4.6)
Creon	287	—	287	4.7	n/a	4.7	n/a	4.7
Linzess/Constella	233	7	240	7.9	6.0	7.8	10.2	7.9
a "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.
b Reflects profit sharing for Imbruvica international revenues.
n/a = not applicable
n/m = not meaningful

AbbVie Inc.
Consolidated Statements of Earnings
Quarter Ended March 31, 2022 and 2021
(Unaudited) (In millions, except per share data)

	First Quarter Ended March 31
	2022	2021
Net revenues	$13,538	$13,010
Cost of products sold	4,052	4,213
Selling, general and administrative	3,127	2,842
Research and development[a]	1,497	1,667
Acquired IPR&D and milestones[a]	145	185
Total operating costs and expenses	8,821	8,907

Operating earnings	4,717	4,103

Interest expense, net	539	622
Net foreign exchange loss	25	9
Other income, net	(776)	(395)
Earnings before income tax expense	4,929	3,867
Income tax expense	436	312
Net earnings	4,493	3,555
Net earnings attributable to noncontrolling interest	3	2
Net earnings attributable to AbbVie Inc.	$4,490	$3,553

Diluted earnings per share attributable to AbbVie Inc.	$2.51	$1.99

Adjusted diluted earnings per share[b]	$3.16	$2.89

Weighted-average diluted shares outstanding	1,778	1,775

a    During the three months ended March 31, 2022, AbbVie changed its classification of development milestone expense associated with licensing and collaboration arrangements in the consolidated statement of earnings. Milestone payments incurred prior to regulatory approval, which were previously included in research and development expense, are now presented as acquired IPR&D and milestones expense. The reclassification decreased research and development expense and increased acquired IPR&D and milestones expense by $115 million for the three months ended March 31, 2021. The company believes this presentation assists users of the financial statements to better understand the total upfront and subsequent development milestone payments incurred to acquire in-process research and development projects. Prior periods have been revised to conform to the current period presentation. The reclassification had no impact on total operating costs and expenses, operating earnings, net earnings, net earnings attributable to AbbVie, Inc., earnings per share, or total equity.

b    Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details.

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Quarter Ended March 31, 2022
(Unaudited) (In millions, except per share data)
1. Specified items impacted results as follows:

	1Q22
	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$4,929	$4,490	$2.51
Adjusted for specified items:
Intangible asset amortization	1,855	1,565	0.88
Acquisition and integration costs	138	121	0.07
Change in fair value of contingent consideration	(748)	(746)	(0.42)
Litigation matters	184	148	0.08
Other	64	63	0.04
As adjusted (non-GAAP)	$6,422	$5,641	$3.16
a     Represents net earnings attributable to AbbVie Inc.
Acquisition and integration costs reflect integration costs related to the Allergan acquisition. Other primarily includes restructuring charges associated with streamlining global operations.
Beginning in the first quarter of 2022, the company includes the impact of upfront and milestone payments related to collaborations, licensing agreements, and other asset acquisitions in its reported non-GAAP financial measures. Reported GAAP earnings and adjusted non-GAAP earnings for the first quarter of 2022 included acquired IPR&D and milestones expense of $145 million on a pre-tax and after-tax basis, representing an unfavorable impact of $0.08 to both diluted EPS and adjusted diluted EPS.
2. The impact of the specified items by line item was as follows:

	1Q22
	Cost of products sold	SG&A	R&D	Other income, net
As reported (GAAP)	$4,052	$3,127	$1,497	$(776)
Adjusted for specified items:
Intangible asset amortization	(1,855)	—	—	—
Acquisition and integration costs	(34)	(93)	(11)	—
Change in fair value of contingent consideration	—	—	—	748
Litigation matters	—	(184)	—	—
Other	(60)	2	(6)	—
As adjusted (non-GAAP)	$2,103	$2,852	$1,480	$(28)
3. The adjusted tax rate for the first quarter of 2022 was 12.1 percent, as detailed below:

	1Q22
	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$4,929	$436	8.8%
Specified items	1,493	342	22.9%
As adjusted (non-GAAP)	$6,422	$778	12.1%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Quarter Ended March 31, 2021
(Unaudited) (In millions, except per share data)

1. Specified items impacted results as follows:

	1Q21
	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$3,867	$3,553	$1.99
Adjusted for specified items:
Intangible asset amortization	2,009	1,682	0.94
Acquisition and integration costs	224	155	0.09
Change in fair value of contingent consideration	(343)	(343)	(0.19)
Other	141	112	0.06
As adjusted (non-GAAP)	$5,898	$5,159	$2.89
a     Represents net earnings attributable to AbbVie Inc.
Acquisition and integration costs reflect integration costs as well as amortization of the acquisition date fair value step-up for inventory related to the Allergan acquisition. Other primarily includes the purchase of an FDA priority review voucher from a third party, restructuring charges associated with streamlining global operations and COVID-19 related expenses.
Beginning in the first quarter of 2022, the company includes upfront and milestone payments related to collaborations, licensing agreements, and other asset acquisitions in its reported non-GAAP financial measures. Reported GAAP earnings and adjusted non-GAAP earnings for the first quarter of 2021 included acquired IPR&D and milestones expense of $185 million on a pre-tax and $168 million on an after-tax basis, representing an unfavorable impact of $0.09 to both diluted EPS and adjusted diluted EPS.
2. The impact of the specified items by line item was as follows:

	1Q21
	Cost of products sold	SG&A	R&D	Other income, net
As reported (GAAP)	$4,213	$2,842	$1,667	$(395)
Adjusted for specified items:
Intangible asset amortization	(2,009)	—	—	—
Acquisition and integration costs	(99)	(76)	(49)	—
Change in fair value of contingent consideration	—	—	—	343
Other	(20)	(23)	(113)	15
As adjusted (non-GAAP)	$2,085	$2,743	$1,505	$(37)
3. The adjusted tax rate for the first quarter of 2021 was 12.5 percent, as detailed below:

	1Q21
	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$3,867	$312	8.1%
Specified items	2,031	425	20.9%
As adjusted (non-GAAP)	$5,898	$737	12.5%